Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Acquires Midway Electric

EXTON, PA - (PR Newswire - First Call) - March 10, 2009) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced that it has completed the acquisition of Midway Electric Company of St. Helens, Oregon. The purchase price was $400,000 in cash.

Founded in 1983, Midway Electric is an electrical contractor specializing in low and high voltage electrical services. The company focuses on industrial and commercial projects and maintains a strong customer base that includes Armstrong World Industries, Knife River Corporation, Glacier Northwest and the city of St. Helens, Oregon.

Historically profitable, Midway Electric generated $2.2 million in revenue and approximately $120,000 in earnings before interest and taxes for their last fiscal year ended March 31, 2008. The company also has a net tangible asset value of approximately $280,000. The transaction closed on March 9, 2009 and the company will be assimilated directly into Major Electric, a wholly owned subsidiary of WPCS.

Jim Jordan, subsidiary president for WPCS, commented, “We are pleased with the acquisition of Midway Electric. For over twenty-five years, Midway Electric has established itself as a company with an outstanding reputation for cost effective and high quality electrical services. The company has built a reputable customer base and is positioned well for future growth. The acquisition of Midway Electric allows us to achieve one of the goals we set for expansion in the Portland, Oregon market. We look forward to assimilating the business and working together in developing opportunities.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.
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WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com